UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2018

WesBanco, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	000-08467	55-0571723
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

1 Bank Plaza, Wheeling, WV	26003
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code       (304) 234-9000

Former name or former address, if changed since last report  Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).    Emerging growth company. ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On June 15, 2018 (the "Redemption Date"), WesBanco, Inc. (the "Company") redeemed First Financial Service Corporation Fixed Rate Junior Subordinated Deferrable Interest Debentures due 2038 (the "Securities") in full at a redemption price of 100% of the principal plus accrued and unpaid interest. The aggregate redemption price, excluding accrued interest, was approximately $8.0 million. Interest on the Securities will no longer accrue on or after the Redemption Date.

First Federal Statutory Trust III (the "Trust") is a Delaware trust established in 2008 by First Financial Service Corporation, which was merged with and into WesBanco, Inc. in September 2016 as a result of the Company's acquisition of Your Community Bankshares. The Trust owns Junior Subordinated Debentures issued by the Company which were also redeemed on June 15, 2018.

Payment of the redemption price for the Securities was made by The Wilmington Trust Company, as paying agent. Payment was made upon presentation and surrender of the Securities to the paying agent for cancellation at the address specified in the Notice of Redemption.

Item 9.01 Financial Statements and Exhibits

d)	Exhibits: 99.1 - Notice of Redemption to the holders of First Financial Service Corporation Fixed Rate Junior Subordinated Deferrable Interest Debentures due 2038.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WesBanco, Inc.
(Registrant)

Date: June 15, 2018	/s/ Robert H. Young
Robert H. Young
Executive Vice President and Chief Financial Officer